Exhibit 99.2

NETSUITE ANNOUNCES PRICING OF PRIVATE OFFERING OF $270 MILLION PRINCIPAL AMOUNT OF CONVERTIBLE SENIOR NOTES

SAN MATEO, Calif.—May 30, 2013—NetSuite Inc. (NYSE: N) (“NetSuite”) today announced that it has agreed to sell $270 million principal amount of its 0.25% convertible senior notes due 2018 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). NetSuite has granted the initial purchasers an option to purchase up to an additional $40 million principal amount of notes solely to cover over-allotments. The offering is expected to close on June 4, 2013.

The notes will be senior unsecured obligations of NetSuite and will bear interest at a rate of 0.25% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. The notes will mature on June 1, 2018, unless earlier repurchased or converted.

Prior to March 1, 2018, the notes will be convertible only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 8.6133 shares of NetSuite’s common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $116.10 per share of common stock, representing a conversion premium of approximately 35% over the last reported sale price of $86.00 per share of common stock on May 29, 2013. Upon conversion, holders will receive cash, shares of NetSuite’s common stock or a combination thereof at NetSuite’s election. Holders of the notes will have the right to require NetSuite to repurchase all or some of their notes at 100% of their principal, plus any accrued and unpaid interest, upon the occurrence of certain events.

NetSuite estimates that the net proceeds from the offering of the notes will be approximately $262.6 million (or $301.6 million if the initial purchasers exercise their over-allotment option in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by NetSuite.

NetSuite intends to use the net proceeds from the offering for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services, technologies and capital expenditures. NetSuite has not entered into any agreements or commitments with respect to any acquisitions or investments at this time. NetSuite also expects to use a portion of the net proceeds to repurchase approximately $30 million of shares of NetSuite’s common stock concurrently with the closing of this offering from purchasers of notes in privately negotiated transactions effected through one of the initial purchasers or an affiliate thereof as its agent. NetSuite expects the purchase price per share of the common stock repurchased in such transactions to equal $86.00, which was the closing price per share of NetSuite’s common stock on May 29, 2013. These share repurchase transactions could have the effect of increasing, or limiting a decline in, the market price of NetSuite’s common stock.

The notes and the shares of NetSuite’s common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act.